March 3, 2000



Securities and Exchange Commission
Washington, DC  20549

Ladies and Gentlemen:

We were previously principal accountants for PMCC Financial Corp. and, under the date of March 23, 1999, we reported on the consolidated financial statements of PMCC Financial Corp. and subsidiary as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998. On February 24, 2000, we resigned as principal accountants. We have read PMCC Financial Corp.'s statements included under Item 4(a) of its Form 8-K, dated February 28, 2000 and we agree with such statements.

                                                          Very truly yours,

                                                          KPMG LLP